Exhibit 107

Calculation Of Filing Fee Tables

Form S-3

(Form Type)

Assure Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered		Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common Stock, $0.001 par value(1)	2,080,494	(2)	--	S-1	333-251829	February 12, 2021
Equity	Common Stock, $0.001 par value, underlying Warrants(1)	3,271,542	(2)	--	S-1	333-251829	February 12, 2021
Equity	Common Stock, $0.001 par value(1)	979,562		--	S-1	333-261946	February 8, 2022

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereby an additional indeterminate number of shares of the Registrant’s common stock, $0.001 par value per share, as may become issuable to the selling stockholders as a result of stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.
(2)	Adjusted to reflect the Registrant’s 5 to 1 reverse stock split in September 2021.